UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 3, 2010

General Mills, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-01185	41-0274440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Number One General Mills Boulevard, Minneapolis, Minnesota		55426-1347
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	763-764-7600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

General Mills, Inc. markets its Yoplait yogurt in the United States according to the terms of a Manufacturing and Distribution License Agreement (the "Agreement") with Sodima, a French dairy company.

Over the past several months, Sodima has expressed to General Mills its desire to renegotiate the terms of the Agreement. On September 3, 2010, General Mills received a letter from Sodima purporting to terminate the Agreement effective two years from now, on September 9, 2012. The terms of the Agreement do not provide for either renegotiation or termination in these circumstances. As such, we believe that the Agreement remains in full force and effect.

On September 7, 2010, General Mills filed a petition for arbitration, as provided for by the dispute resolution provisions of the Agreement, to preserve and enforce its rights under the Agreement and to confirm that Sodima is not entitled to terminate the Agreement. Our discussions with Sodima are ongoing, and we remain hopeful that the parties will reach a resolution.

General Mills has licensed the Yoplait trademark under the Agreement for more than 30 years. During that time, General Mills has invested considerable effort, resources and capital to successfully build the Yoplait brand and its yogurt business in the United States. We intend to continue to use the Yoplait trademark under the terms of our Agreement, and we will vigorously defend and enforce our exclusive rights to use the Yoplait mark in the United States.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Mills, Inc.

September 10, 2010	By:	Roderick A. Palmore

Name: Roderick A. Palmore
Title: Executive Vice President, General Counsel and Secretary